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                                                                      Exhibit 99
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Pamela M. Murphy
CYTOGEN Corporation
609-987-8221



                             For Immediate Release


                CYTOGEN STOCKHOLDERS APPROVE MERGER WITH CELLCOR



PRINCETON, N.J., October 16, 1995 -- CYTOGEN Corporation (NASDAQ:CYTO) announced that CYTOGEN stockholders voting on the issuance of CYTOGEN securities to acquire Cellcor Incorporated (OTC:CLTX) ("Cellcor") and to undertake a subscription offering to Cellcor stockholders, approved the transactions at a special meeting held today. A preliminary count indicated that of the 17.3 million outstanding shares voted, over 95% endorsed the proposal. Cellcor stockholders also voted to approve the merger at a separate special meeting held today. The closing of the merger will occur on or by October 19, 1995.

In conjunction with CYTOGEN's acquisition of Cellcor, the subscription offering was made to record holders of Cellcor common stock, as of the record date of August 17, 1995, to purchase for cash up to $23.5 million of CYTOGEN common stock at $3.89 per share. Hillman Medical Ventures and its affiliates, Cellcor's largest stockholder, purchased $11.5 million of the offering. Other shareholders of Cellcor purchased an additional $8.5 million of CYTOGEN common stock, raising a total of $20.0 million for CYTOGEN.

CYTOGEN's President and CEO, Thomas J. McKearn stated, "As we have said in the past, our strategy is to add complementary, late-stage products, technologies and services to CYTOGEN's existing portfolio. Cellcor has recently completed the patient accrual for its Phase III pivotal trial using autolymphocyte therapy
(ALT) to treat metastatic kidney cancer patients. The acquisition of Cellcor with its focus in cancer, as well as in infectious diseases, complements and broadens our pipeline with a late-stage product and a proprietary technology."

ALT is a proprietary immunotherapy using a patient's own immune cells to treat cancer and certain infectious diseases. It is an outpatient non-toxic treatment that can be delivered to patients nationally from a central cell processing facility. ALT is the ex vivo activation of autologous T cells, which lead the immune system's response to foreign antigens such as cancer or infectious disease.

CYTOGEN is a biopharmaceutical company engaged in the marketing and development of products for the targeted delivery of diagnostic and therapeutic substances directly to sites of disease. CYTOGEN uses its patented and proprietary technologies to develop specific diagnostic imaging and therapeutic products.

Cellcor, Inc. is a biotechnology company engaged in the development of cellular therapies with initial application in the treatment of certain cancers and potential application in the areas of infectious disease.



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